Exhibit 99.1

Company Contact: Charles R. Waldron Chief Financial Officer (703) 709-9119 bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

Reston, VA — December 10, 2009 – Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its fourth quarter and fiscal year 2009, which ended October 2, 2009. Revenues for the quarter ended October 2, 2009 were $31.8 million, a 28% decrease from the same quarter of the prior fiscal year.

During the quarter, the company recorded an estimated liability in anticipation of settling a previously disclosed prior period claim by the United States Government. This had the effect of increasing G&A expense and reducing operating income by $4.2 million. As a result, the company reported a loss from operations of $1.4 million for the fourth quarter of fiscal 2009. Excluding this one-time $4.2 million expense, the company would have reported income from operations of $2.8 million. This compares to income from operations of $3.2 million for the same quarter of fiscal year 2008.

For the fourth quarter of fiscal 2009, the company reported a net after-tax loss of $1.4 million which reflects a one-time reduction of $2.7 million from the U.S. Government claim discussed above as well as $0.7 million from income tax associated with one-time dividends totaling $17.5 million that the company received from its wholly owned foreign subsidiaries. Excluding these two non-recurring items, the company would have reported net income from operations of $2.0 million for the quarter. This compares with net income of $2.8 million for the fourth quarter of fiscal year 2008. Loss per share for the fourth quarter of fiscal year 2009 was $0.10, compared with earnings per share of $0.17 for the same quarter of fiscal year 2008.

Revenues for Learning Tree’s fiscal year 2009 were $132.6 million, a decrease of 27% compared with $181.3 million for fiscal year 2008. Learning Tree’s income from operations for fiscal year 2009 was $2.0 million. Excluding the $4.2 million increase to G&A expense, the company would have had income from operations of $6.2 million. This compares to income from operations of $17.7 million for fiscal 2008.

Net income for fiscal year 2009 was $1.2 million, or $.08 per share. Excluding the $2.7 million after-tax impact of the U.S. Government claim discussed above and the income tax of $0.7 million associated with the one-time dividends described above, the company would have had net income of $4.6 million, or $0.30 per share for fiscal year 2009. This compares to net income of $13.8 million, or $0.83 per share, for fiscal year 2008.

“This past year we faced the most severe economic conditions that we’ve seen during our company’s 35-year history, and in response we significantly adjusted our business model,” commented Learning Tree President and CEO Nicholas R. Schacht. “I am pleased that our rapid and concerted actions resulted in our achieving fourth quarter income from current operations that was almost equal to last year’s, despite a material reduction in our revenues.”

Mr. Schacht also commented on the recent introduction of the Learning Tree AnyWare™ e-Learning platform: “We are pleased by our customers’ enthusiastic response to the introduction of AnyWare, which allows individuals located anywhere in the world to use an ordinary Internet connection to attend a live instructor-led class being conducted in a Learning Tree Education Center or at a customer location. Remote participants have real-time video of their instructor, their classmates and their instructor’s annotations. They participate fully in discussions, ask questions, collaborate in breakout sessions and complete the same hands-on exercises (with the same personal assistance from the instructor) as their classroom-based counterparts. Because of this complete involvement, AnyWare participants gain the full benefit of our courses, and achieve the same level of knowledge and skill transfer as our in-class participants.”

The one-time $4.2 million charge in the fourth quarter of fiscal year 2009 related to an anticipated settlement of a previously disclosed claim by the United States Government relating to the expiration and prepayment terms of the company’s voucher and passport programs relating to prior fiscal years. Learning Tree continues to believe that it complied with the terms of its contracts, but has offered to settle the dispute by making a cash payment to the Government. Although the positions of the parties are close, there can be no assurance that agreement on a settlement of the matter will be reached, and the ultimate payment could be more or less than the amount reserved.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to managers and IT professionals in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss fourth quarter results is scheduled at 4:30 pm EST December 10, 2009. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 2, 2009	October 3, 2008	October 2, 2009	October 3, 2008
Revenues	$31,788	$44,224	$132,559	$181,278
Cost of revenues	14,089	19,168	59,243	76,807

Gross profit	17,699	25,056	73,316	104,471

Operating expenses:
Course development	1,627	2,390	7,442	9,656
Sales and marketing	7,011	11,307	31,962	43,596
General and administrative	10,486	8,203	31,929	33,532

Total operating expenses	19,124	21,900	71,333	86,784

Income (loss) from operations	(1,425)	3,156	1,983	17,687

Other income (expense), net	31	837	1,048	4,001

Income (loss) before income taxes	(1,394)	3,993	3,031	21,688
Provision for income tax	24	1,240	1,828	7,888

Net income (loss)	$(1,418)	$2,753	$1,203	$13,800

Earnings (loss) per share–diluted	$(0.10)	$0.17	$0.08	$0.83

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	October 2, 2009	October 3, 2008
Cash and cash equivalents	$44,313	$51,853
Available for sale securities	29,497	18,909
Trade accounts receivable, net	15,157	19,685
Prepaid expenses and other	7,776	10,847

Total current assets	96,743	101,294
Available for sale securities	—	23,440
Depreciable assets, net and other	40,077	47,690

Total assets	$136,820	$172,424

Accounts payable and accrued liabilities	$22,327	$22,353
Deferred revenues	38,103	47,712

Total current liabilities	60,430	70,065
Other	13,528	15,961

Total liabilities	73,958	86,026

Stockholders' equity	62,862	86,398

Total liabilities and stockholders' equity	$136,820	$172,424

Reconciliation of certain Non GAAP Measures

	Three Months Ended
	GAAP			Non-GAAP
	October 2, 2009	U.S. Govt Claim	Tax on Dividend	October 2, 2009

Revenues	$31,788			31,788
Cost of revenues	14,089			14,089

Gross profit	17,699	—	—	17,699

Operating expenses:
Course development	1,627			1,627
Sales and marketing	7,011			7,011
General and administrative	10,486	(4,233)		6,253

Total operating expenses	19,124	(4,233)	—	14,891

Income (loss) from operations	(1,425)	4,233		2,808

Other income (expense), net	31			31

Income (loss) before income taxes	(1,394)	4,233	—	2,839
Provision for income tax	24	1,519	(666)	877

Net income (loss)	$(1,418)	2,714	666	1,962

Earnings (loss) per share— diluted	$(0.10)	0.19	0.05	0.14

	Twelve Months Ended
	GAAP			Non-GAAP
	October 2, 2009	U.S. Govt Claim	Tax on Dividend	October 2, 2009
Revenues	$132,559			132,559
Cost of revenues	59,243			59,243

Gross profit	73,316	—	—	73,316

Operating expenses:
Course development	7,442			7,442
Sales and marketing	31,962			31,962
General and administrative	31,929	(4,233)		27,696

Total operating expenses	71,333	(4,233)	—	67,100

Income (loss) from operations	1,983	4,233		6,216

Other income (expense), net	1,048			1,048

Income (loss) before income taxes	3,031	4,233	—	7,264
Provision for income tax	1,828	1,519	(666)	2,681

Net income (loss)	$1,203	2,714	666	4,583

Earnings (loss) per share— diluted	$0.08	0.18	0.04	0.30